Exhibit 3.1

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED BYLAWS

OF

COMVERGE, INC.

Recitals

WHEREAS, Section 10.12 of the Second Amended and Restated Bylaws of Comverge, Inc. (the "Bylaws") provide that the Bylaws may be amended by the affirmative vote of a majority of the number of directors then in office; and

WHEREAS, by unanimous written consent, the Board of Directors Comverge, Inc. approved this Amendment No. 1 to Second Amended and Restated Bylaws.

NOW, THEREFORE, pursuant to its authority under Section 10.12 of the Bylaws, the Board of Directors of Comverge, Inc. has amended the Bylaws pursuant to this Amendment No. 1, as adopted in that certain Action by Unanimous Written Consent dated December 28, 2007, as follows:

Amendment

Amendment of Section 7.1 Section 7.1 of the Second Amended and Restated Bylaws be, and hereby is, amended and restated in its entirety to read as follows:

"Certificates. The shares of the Corporation shall be represented by a certificate, unless the Board of Directors adopts a resolution permitting shares to be uncertificated. Certificates shall be signed by, or in the name of the Corporation by, (a) the Chairman of the Board, the Vice-Chairman of the Board, the President or a Vice-President, and (b) the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares owned by such stockholder in the Corporation."

IN WITNESS WHEREOF, I have hereunto subscribed my name as of December 28, 2007.

/s/ Thomas Wayne Wren, Jr.

Thomas Wayne Wren, Jr.

Secretary of Comverge, Inc.